UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TECHNEST HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	88-0357272
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

352A Christopher Avenue,

Gaithersburg, MD 20879

(Address of principal executive offices, including zip code)

Technest Holdings, Inc. 2011 Equity Incentive Plan

(Full title of the plan)

(301) 767-2810

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)(2)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee

Common Shares, par value $0.0001 per share	53,000,000	$0.019	(3)	$1,007,000	(3)	$115.41	(3)

Common Shares previously registered	N/A	N/A		N/A		N/A

(1)

This registration statement shall also cover an indeterminate number of additional shares of common stock which become issuable by reason of any stock dividends, stock splits, recapitalizations or similar transactions that result in an increase in the number of outstanding shares of common stock of the registrant, in accordance with Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

This registration statement registers 53,000,000 shares of common stock that are available for issuance under the Technest Holdings, Inc 2011 Equity Incentive Plan (the “Plan”).

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the closing price as reported on the OTC Markets on April 4, 2012 of $0.019 per share.

PART I

INFORMATION REQUIRED IN SECTION 10(a) OF THE PROSPECTUS

Item 1.  Plan Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.  The documents containing the information specified in Part I of Form S-8 will be sent or given to the eligible employees and consultants as specified by Commission Rule 428(b)(1).  Such documents need not be and are not filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Incentive Compensation Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement (which documents are incorporated by reference in this Section 10(a) Prospectus) and any other documents required to be delivered to eligible employees and consultants pursuant to Rule 428(b) are available without charge by contacting:

Corporate Secretary

352A Christopher Avenue,

Gaithersburg, MD 20879

(301) 767-2810

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Technest Holdings, Inc. (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), respectively, are incorporated herein by reference:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011, as filed with the Commission on October 13, 2011;

(b)

The Registrant’s current reports on Form 8-K as filed with the Commission on December 13, 2011, February 15, 2012 and February 23, 2012, respectively;

(c)

The Registrant’s Quarterly Reports on Form 10-Q and 10-Q/A for the quarters ended September 30, 2011,  and December 31, 2011; and

(d)

The description of the Registrants common stock, par value $0.001 per share, contained in our registration statement on Form S-1, filed with the SEC and declared effective by the Commission on February 9, 2012, as amended and supplemented from time to time, (File No. 333-177821).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Lucosky Brookman LLP (the “Firm”), 33 Wood Avenue South, 6th Floor, Iselin, NJ 08830.  Neither the Firm, nor any partners or employees have or is to receive a substantial interest direct or indirect in the Registrant, nor are any of them connected with the Registrant other than in their role as outside legal counsel for the Registrant.

Item 6. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes permits the indemnification of directors and officers of Nevada corporations.

Under Nevada law, we have the power to indemnify any person who was, or is, or is threatened to be made a party in a completed, pending or threatened proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys' fees, judgments, fines and amounts paid in settlement. The person to be indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful.  With respect to actions by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action was brought or other court of competent jurisdiction determines upon application that in view of all circumstances the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  Unless indemnification is ordered by a court, the determination to pay indemnification must be made by the stockholders, by a majority vote of a quorum of our board of directors who were not parties to the action, suit or proceeding, or in certain circumstances by independent legal counsel in a written opinion. Section 78.751 of the Nevada Revised Statutes permits the articles of incorporation or bylaws to provide for payment to an indemnified person of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.  Section 78.7502 also provides that to the extent a director, officer, employee or agent has been successful on the merits or otherwise in the defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrants directors, officers or persons in control pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

The officers and directors of the Registrant are covered by an insurance policy purchased by us with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The Registratnts directors and officers are also insured against particular liabilities, including some liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they are not indemnified by us.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Technest Holdings, Inc. 2011 Equity Incentive Plan*

5.1	Opinion of Lucosky Brookman LLP.*

23.1	Consent of Independent Registered Public Accounting Firm, Wolf & Company, PC.*

23.2	Consent of Lucosky Brookman LLP (contained in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney (contained on the signature pages hereto).

*Filed herewith

The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this registration statement.

Item 9. Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S–8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, Maryland on April 9, 2012.

TECHNEST HOLDIINGS, INC.
	By:	/s/ Shekhar G. Wadekar
Shekhar G. Wadekar,
Chief Executive Officer, Principal Executive Officer

By:	/s/ Bruce C. Warwick
Bruce C. Warwick
Principal Accounting Officer

Each person whose signature appears below hereby constitutes and appoints Shekar Wadekar and Suzette O’Connor, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Shekhar G. Wadekar	President, Chief Executive Officer and Director	April 9, 2012
Shekhar G. Wadekar

/s/ Bruce C. Warwick	Principal Financial Officer	April 9, 2012
Bruce C. Warwick

/s/ Suren G. Dutia	Director	April 9, 2012
Suren G. Dutia

/s/ Henry Sargent	Director	April 9, 2012
Henry Sargent

/s/ F. Howard Schneider	Director	April 9, 2012
F. Howard Schneider